Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information for Tax-Exempt California Money Market Fund, in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A, No. 033-12938). We also consent to the incorporation by reference into the Statement of Additional Information of our report dated November 22, 2011, on the financial statements and financial highlights of the Tax-Exempt California Money Market Fund, included in the Annual Report for the fiscal year ended September 30, 2011.

        /s/Ernst & Young LLP

        Ernst & Young LLP

Boston, Massachusetts
January 23, 2012

G:\sec_reg\Wip2012\020112\Tec\Pea#33(b) - 020112\2012 consent - final.docx